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                              Exhibit 10(iii)(o)-2


                                                                January 31, 1997

Grossman's Inc.
45 Dan Road
Canton, Massachusetts  02021

Gentlemen:

         I hereby resign from the office of Chief Executive Officer of Grossman's Inc. (the "Company"), effective on the date hereof. Subject to your acceptance of the terms of this letter, this resignation shall be deemed to be:
(i) a termination on my part of the Amended and Restated Agreement dated October 4, 1996 (the "Engagement Agreement") between the Company and myself, as amended and in effect on the date hereof, as provided in Sections 3(d), 8(a) and 8(d) of the Engagement Agreement; and (ii) a waiver of this requirement, as provided in the Engagement Agreement or otherwise, of prior notice of such termination.

         Nothing in this letter shall be construed to constitute my resignation from my positions as a director of or as Chairman of the Board of the Company. I shall continue to serve in such positions on such terms as are provided in the Certificate of Incorporation of the Company, the By-laws of the Company, and any applicable resolutions of the Board of Directors or the shareholders of the Company.

         By your acceptance hereof, you agree that Section 13 of the Engagement Agreement survives this termination.

                                                     Very truly yours,



                                                     /s/ Robert K. Swanson
                                                     -----------------------
                                                     Robert K. Swanson

Agreed and Accepted:

GROSSMAN'S INC.


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